Exhibit 5.1

650 Town Center Drive, 20th Floor
Costa Mesa, California 92626-1925
Tel: +1.714.540.1235 Fax: +1.714.755.8290
www.lw.com

FIRM / AFFILIATE OFFICES
	Abu Dhabi	Moscow
	Barcelona	Munich
	Beijing	New Jersey
	Boston	New York
	Brussels	Orange County
	Chicago	Paris
	Doha	Riyadh
	Dubai	Rome
	Frankfurt	San Diego
	Hamburg	San Francisco
May 16, 2012	Hong Kong	Shanghai
	Houston	Silicon Valley
	London	Singapore
	Los Angeles	Tokyo
	Madrid	Washington, D.C.
Medicis Pharmaceutical Corporation	Milan
7720 North Dobson Road
Scottsdale, Arizona 85256	File No. 039240-0074

Re:	Registration Statement No. 333-181292: $500,000,000 aggregate principal amount of Medicis Pharmaceutical Corporation’s 1.375% Convertible Senior Notes due 2017

Ladies and Gentlemen:

We have acted as special counsel to Medicis Pharmaceutical Corporation, a Delaware corporation (the “Company”), in connection with the issuance of $500,000,000 aggregate principal amount of 1.375% Convertible Senior Notes due 2017 (the “Notes”), convertible into Class A common stock, $0.014 par value per share, of the Company (the “Common Stock”), including any rights to acquire Common Stock (the “Rights”) to be issued pursuant to the Amended and Restated Rights Agreement (the “Rights Agreement”) dated as of August 17, 2005 between the Company and Wells Fargo Bank, N.A., as rights agent, under a base indenture dated as of May 16, 2012, as supplemented by the first supplemental indenture dated as of May 16, 2012 (collectively, the “Indenture”), in each case, between the Company and Deutsche Bank Trust Company Americas, as trustee, and pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on May 10, 2012 (Registration No. 333-181292) (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Notes, the Common Stock upon conversion of the Notes and any associated Rights.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York, and the general corporation law of the state of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Medicis Pharmaceutical Corporation

May 16, 2012

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

(1) The Notes have been duly authorized by all necessary corporate action of the Company and constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

(2) When certificates (in the form of the specimen certificate most recently filed as an exhibit to the Registration Statement) representing the Common Stock initially reserved for issuance upon conversion of the Notes have been manually signed by an authorized officer of the transfer agent and registrar therefor, and have been delivered in accordance with the terms of the authorization thereof and the Indenture upon conversion of the Notes, such Common Stock and any associated Rights will have been duly authorized by all necessary corporate action of the Company, and the Common Stock and any associated Rights will be validly issued, and the Common Stock will be fully paid, and nonassessable.

Our opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) the waiver of rights or defenses contained in Section 4.4 of the Indenture, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) any provision permitting, upon acceleration of the Notes, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon, (f) any provision to the extent it requires that a claim with respect to the Notes (or a judgment in respect of such a claim) be converted into U.S. dollars at a rate of exchange at a particular date, to the extent applicable law otherwise provides, (g) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (h) waivers of broadly or vaguely stated rights, (i) provisions for exclusivity, election or cumulation of rights or remedies, (j) provisions authorizing or validating conclusive or discretionary determinations, (k) grants of setoff rights, (l) proxies, powers and trusts, (m) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property and (n) the severability, if invalid, of provisions to the foregoing effect.

Medicis Pharmaceutical Corporation

May 16, 2012

With your consent, we have assumed (a) that each of the Notes and the Indenture and the Rights and the Rights Agreement (collectively, the “Documents”) will be governed by the internal laws of the State of New York, (b) that each of the Documents have been duly authorized, executed and delivered by the parties thereto other than the Company, (c) that each of the Documents constitutes legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms, and (d) that the status of each of the Documents as legally valid and binding obligations of the parties is not be affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities.

This letter assumes, with your consent, that the Board of Directors of the Company has acted in accordance with its fiduciary duties in adopting the Rights Agreement, and does not address whether the Board of Directors may be required to redeem or terminate, or take other action with respect to, the Rights in the future based on the facts and circumstances then existing. Moreover, this letter addresses corporate procedures in connection with the issuance of the Rights associated with the Shares, and not any particular provision of the Rights or the Rights Agreement. It should be understood that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated May 16, 2012 and to the reference to our firm contained in the prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP